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                                                                      EXHIBIT 99



                    CONTACT:  MARTA JONES TURNER
                              VICE PRESIDENT OF PUBLIC AFFAIRS
                              (912) 227-2348


FLOWERS INDUSTRIES LOWERS THIRD QUARTER EARNINGS EXPECTATIONS

THOMASVILLE, GA; September 29, 1999--Flowers Industries, Inc. (NYSE: FLO) announced today that operating results for its third quarter ending October 9, 1999 are expected to fall short of analysts' expectations. This is due to continued costs incurred with the production realignment project at the company's Mrs. Smith's Bakeries business unit and the resulting loss of sales due to product shortages. Flowers Bakeries and Keebler Foods Company (NYSE:
KBL), Flowers Industries' other two business units, continue to perform well.

Flowers Industries expects Mrs. Smith's Bakeries' third quarter loss to approximate the loss reported for the second quarter. Mrs. Smith's Bakeries' anticipated third quarter loss indicates that its frozen dessert facilities are not yet achieving the production levels necessary to fulfill sales demand.

During the quarter, damage from Hurricane Floyd required Mrs. Smith's to close its Pembroke, N.C., bakery for two days. The company also had to shut down new production lines twice at its Stilwell, Okla., bakery to modify equipment. As a result, production performance at Stilwell has improved, but the lines are still not operating as efficiently as planned.

"Mrs. Smith's Bakeries' seasonally heavy demand during the third and fourth quarters, together with the production delays due to its realignment project, make us unable to predict the bottom-line performance at Mrs. Smith's for the short term," noted Amos R. McMullian, Flowers Industries' chairman of the board and CEO. "When third quarter earnings are released on November 4, 1999, we will have a clearer picture of Mrs. Smith's operational performance for the remainder of the year. We expect Mrs. Smith's production problems to be corrected as we move into next year."


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Flowers Industries, Inc. is a national branded baked foods company operating three business units--Keebler Foods (NYSE: KBL), Mrs. Smith's Bakeries, and Flowers Bakeries. In fiscal 1998, aggregate sales for the company were $3.8 billion. The company's products are sold under such well-known brands as Keebler, Cheez-It, Famous Amos, Mrs. Smith's, Pet-Ritz, Nature's Own, and Cobblestone Mill.

Statements contained in this press release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Other factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the company's prospects in general include, but are not limited to, changes in general economic and business conditions (including the baked foods markets), the company's ability to start the manufacturing lines according to schedule and train personnel to run the new production capacity, the availability of capital on acceptable terms, actions of competitors and customers, the extent to which the company is able to develop new products and markets for its products, Y2K issues outside the company's control, and such other factors as are described in the company's filings with the Securities and Exchange Commission.